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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                           Date of Report: May 3, 2000



                                 VOLU-SOL, INC.
             (Exact name of registrant as specified in its charter)



                         Commission File Number: 0-23153

         Utah                                      87-0543981
(State of Incorporation)            (I.R.S. Employer Identification No.)


     5095 West 2100 South
     Salt Lake City, Utah                            84120
(Address of principal executive offices)          (Zip Code)


       Registrant's telephone number, including area code: (801) 974-9474





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ITEM 5. OTHER EVENTS

On April 11, 2000, the board of directors of the Registrant announced a reverse split of its Common Stock issued and outstanding, to become effective April 28, 2000. The action reduces the number of issued and outstanding shares of the Registrant's Common Stock at a ratio of 1 for 5. Prior to the reverse split, the Registrant had a total of 12,221,092 shares of Common Stock issued and outstanding. After giving effect to the reverse split, there are 2,444,219 shares of Common Stock issued and outstanding.

The reverse split as adopted by the Company's board of directors did not require a change in the par value of the Company's Common Stock. Therefore, both before and after the reverse split, the par value of the Company's Common Stock is $.0001 per share. In addition, the Board of Directors has not authorized a change in the authorized number of shares of Common Stock or any other class of securities of the Company. Therefore, both before and after the reverse split, the authorized number of shares of Common Stock would continue to be 50,000,000 shares.

Outstanding options, warrants and preferred stock convertible to Common Stock will be adjusted according to the terms of the instruments evidencing such rights and shares, reducing the number of shares that may be acquired by exercise or conversion, as the case may be, by the same 1 for 5 ratio and increasing the exercise price in the case of the options and warrants, by 5 times the current price. No other rights or interests are affected by the change.

The board of directors determined that the reverse split was in the best interest of the Registrant to enable the Registrant to attract more investment capital and to prepare the Registrant for the trading of its common stock on the OTC Bulletin Board.

























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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report, as amended, to be signed on its behalf by the undersigned thereunto duly authorized.

                                    VOLU-SOL, INC.
                                    (Registrant)


                                    By: /s/ Michael G. Acton
                                    -------------------------------
Date: May 3, 2000                   Michael G. Acton
                                    Acting Chief Financial Officer








































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